CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of T. Rowe Price Spectrum Fund, Inc. of our reports dated February 18, 2025, relating to the financial statements and financial highlights, which appear in T. Rowe Price Spectrum Diversified Equity Fund, T. Rowe Price Spectrum International Equity Fund, and T. Rowe Price Spectrum Income Fund’s (constituting T. Rowe Price Spectrum Fund, Inc.) Annual Report on Form N-CSR for the year ended December 31, 2024. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm”, and “Fund Service Providers” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Baltimore, Maryland
February 25, 2025